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                                                                   EXHIBIT 10.29

RESOLVED, that in accordance with Section 10 of the Amended and Restated Builders Transport, Incorporated Non-employee Directors' Stock Option Plan Dated March 15, 1994 (the "Plan"), this Board of Directors does hereby amend the Plan as follows:

        (c) By inserting at the end of Subparagraph 5(a) thereof a new sentence to read as follows:

            Notwithstanding the foregoing, the Administrator may, from time to time, re-price downward options previously granted under the Plan to a price that is not less than the fair market value of the Shares subject to such Options on the date of re-pricing.

        (d) By deleting Subparagraph 5(c) thereof in its entirety and inserting in lieu thereof a new Subparagraph 5(c) to read as follows:

            The Administrator may, in its discretion, authorize all or a portion of the Options granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Award Agreement pursuant to which such options are granted must be approved by the Administrator, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Plan, the term "optionee" shall be deemed to refer to the transferee. In the hands of any transferee permitted hereunder, Options shall still be subject to the provisions of Subparagraphs (d), (e), (f) and (g) of this Paragraph 5. Notwithstanding the foregoing, should the Administrator provide that options granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the option. In the event of a transfer, as set forth above, the original optionee is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such options.

        (e) By deleting the first sentence of Subparagraph 5(d) thereof in its entirety and inserting in lieu thereof a new sentence reading as follows:

            Subject to Subparagraph (g) of this Paragraph 5 and subject to Paragraph 7 with respect to death or total disability, all Options shall have a term not to exceed ten (10) years and shall become cumulatively exercisable as to 20% of the Shares covered thereby on the date of grant and on each of the first, second, third and fourth anniversaries of the date of grant, so that on and after the fourth anniversary the Option shall be exercisable (to the extent not theretofore exercised) as to all of the Shares covered thereby.
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        (f) By inserting after the word "order" in the parenthetical phrase in
     Subparagraph 9(b) thereof the following:

            or pursuant to Subparagraph 5(c) hereof

Except as specifically amended above, all the terms and provisions of the Plan shall remain in full force and effect, and the Plan and this Amendment shall from and after the date hereof be read as a single integrated document incorporating the changes made therein and hereby.